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                                                                  Exhibit 10.4.2


NEGOTIABLE PROMISSORY NOTE

$1,000,000,000 (One Billion Dollars)                            February 7, 2002

For value received, Travelers Property Casualty Corp., a Connecticut corporation
(TPC), promises to pay to the order of PFS Services, Inc., a Georgia corporation, the sum of $1,000,000,000 (One Billion Dollars) on December 31, 2002.

The principal amount of this note shall not bear interest, except as provided below.

TPC may prepay the whole or any part of the principal amount of this note at any time upon five business days prior written notice to the Treasurer of Citigroup (a prepayment notice). A prepayment notice shall be effective upon receipt, and once effective, shall be irrevocable. Such prepayment shall not be subject to any penalty or premium.

All payments under this note shall be made by wire transfer of immediately available funds.

Notwithstanding anything to the contrary in this note, if TPC fails to make any payment of principal as required under this note, including any principal prepayment for which TPC has given an effective prepayment notice,

- interest on such due and unpaid principal amount of this note shall, from the date of such failure to pay, accrue at a per annum rate equal to the sum of
   (i) a floating rate that shall at all times equal the base rate of Citibank, N.A., New York City, and (ii) 2%, and

- TPC shall pay all expenses of enforcement, including collection costs and reasonable attorneys' fees, with respect to such unpaid principal and additional interest.

TPC waives protest, presentment and notice of any kind. A holder's failure to exercise or delay in exercising any rights under this note shall not waive such rights.

This note shall be governed by the laws of the State of New York.

TRAVELERS PROPERTY CASUALTY CORP.


By: Jay S. Benet
    ----------------------------
Name: Jay S. Benet
Title: Chief Financial Officer